SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

EMULEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	51-0300558

(State of incorporation or organization)	(I.R.S. Employer Identification Number)

3535 Harbor Boulevard, Costa Mesa, California 92626

(Address of principal executive offices)            (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [   ]

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to Be Registered.
Item 2. Exhibits
SIGNATURES

Item 1. Description of Registrant’s Securities to Be Registered.

     We have authorized and reserved 150,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with our stockholder rights plan set forth in our Rights Agreement, dated January 19, 1989, and amended January 18, 1999, with ChaseMellon Shareholder Services, L.L.C., as successor rights agent.

     In January 1989, the Board of Directors adopted the stockholder rights plan and declared a dividend distribution of one preferred stock purchase right for each share of common stock to stockholders of record on February 2, 1989. Each share of common stock issued subsequently to such date includes a corresponding preferred stock purchase right. Each preferred stock purchase right entitles the registered holder to purchase from us a unit consisting of 1/100th of a share of the Series A Preferred Stock at a price of $50.00 per unit, subject to adjustment. On May 12, 1999, the Board of Directors approved an increase in the unit price to $300 per unit, subject to adjustment.

     The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A dated February 2, 1989, including any amendments or reports filed for the purposes of updating such description, is incorporated herein by this reference.

Item 2. Exhibits

     All exhibits required by Instruction II to Item 2 will be filed with the New York Stock Exchange (“NYSE”). Accordingly, the following exhibits are also being filed with the NYSE:

1. Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for fiscal 1997).

2. Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.4 of our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000).

3. Bylaws, as amended (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for fiscal 1997).

4. Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to our Current Report on Form 8-K dated January 19, 1989).

5. Rights Agreement, dated January 19, 1989, as amended (incorporated by reference to our Current Report on Form 8-K dated January 19, 1989).

6. Certificate regarding extension of Final Expiration Date of Rights Agreement, dated January 18, 1999 (incorporated by reference to Exhibit 4.2 of Amendment No. 2 to the Registration Statement on Form S-3, filed on May 17, 1999).

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

EMULEX CORPORATION

Date: June 12, 2002	By	/s/ Paul F. Folino

Paul F. Folino, Chief Executive Officer